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EUFAULA BANCCORP, INC.
224 East Broad Street
Eufaula, AL  36027
334-687-3581


PRESS RELEASE
FOR IMMEDIATE RELEASE


December 23, 1999

     EUFAULA, AL. - Robert M. Dixon, Chairman of the Board of Eufaula BancCorp Inc., announced the election of James R. Balkcom, Jr. to the Eufaula BancCorp Board. In addition, Mr. Balkcom was elected Chairman of the Board of Directors, replacing Mr. Dixon who retired as Chairman but will remain as a director of the company.

     Mr. Balkcom currently serves as Chairman, President and CEO of PAMECO Corporation a $600 million distributor of HVAC equipment with 350 locations in the US, Guam and Hawaii. He is also Chairman of the Board of American Remanufacturers Inc., with locations in California, Ohio, Mississippi and Tennessee and was previous owner, Chairman and CEO of Techsonic Industries, Inc. in Eufaula, AL. Mr. Balkcom is a native of Atlanta, GA, he attended Georgia Institute of Technology before enrolling in the United States Military Academy and graduating in 1967 as a Cadet Captain. He received his MBA from the Harvard Business School Majoring in finance and is married to the former Linda Purcell of Atlanta, GA.

     Mr. Dixon in announcing Mr. Balkcom's election said "We are extremely fortunate to have someone with Jim's experience and expertise and we look forward to his guidance in the future."

     Eufaula BancCorp operates two banks, Southern Bank of Commerce headquartered in Eufaula, Alabama, with additional locations in Huntsville, Madison and Montgomery, Alabama, and First American Bank of Walton County, headquartered in Santa Rosa Beach, Florida, with locations in Grayton Beach, Freeport and Panama City, Florida.

     The common stock of the company is traded on the NASDAQ Small Cap Market under the symbol "EUFA".



     CONTACT:  Eufaula BancCorp, Inc.
     Greg Faison, CEO  334-687-3581
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EUFAULA BANCCORP, INC.
224 East Broad Street
Eufaula, AL  36027
334-687-3581


PRESS RELEASE
FOR IMMEDIATE RELEASE


January 20, 2000


     EUFAULA, AL. - James R. Balkcom, Jr., Chairman of the Board of Eufaula BancCorp Inc., announced the election of Burt H. Rowe, Jr. to the Eufaula BancCorp Board. "We are very pleased to have Burt on the Board and feel that his experience will enhance the performance of our Board tremendously."

     Mr. Rowe currently serves as Chairman and President of First Eldorado Bancshares of Eldorado, Illinois. Previously, Mr. Rowe was President and Chairman of Farmers Mutual Insurance Company, Sikeston Missouri, was Chairman of the Board of Tri-County Bank, Morehouse, Missouri, and owned and managed agricultural interest in Southeast Missouri and Southern Illinois. He attended the University of Missouri - Columbia and is a graduate of the National Association of Mutual Insurance Companies "Graduate School of Insurance Company Management." He has four children and currently resides in Destin, Florida.

     Eufaula BancCorp operates two banks, Southern Bank of Commerce headquartered in Eufaula, Alabama, with additional locations in Huntsville, Madison and Montgomery, Alabama, and First American Bank of Walton County, headquartered in Santa Rosa Beach, Florida, with locations in Grayton Beach, Freeport and Panama City, Florida.

     The common stock of the company is traded on the NASDAQ Small Cap Market under the symbol "EUFA".



     CONTACT:  Eufaula BancCorp, Inc.
     Greg Faison, CEO  334-687-3581